                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-107290

RESALE PROSPECTUS

                                (FAIRCHILD LOGO)

                                7,421,075 SHARES

                   FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

                                  COMMON STOCK

- WHO IS OFFERING THE COMMON STOCK AND RECEIVING PROCEEDS FROM ANY SALES. The shares of common stock subject to this prospectus are currently outstanding shares that are being offered by Court Square Capital Limited, a wholly owned subsidiary of Citigroup Inc. Court Square Capital will receive all of the proceeds from any sales. Fairchild Semiconductor will not receive any of the proceeds.

- HOW SALES WILL BE MADE; PRICE OF SHARES. Court Square Capital may sell the shares of common stock at various times and in various types of transactions, including: block transactions; directly to purchasers or through agents, brokers, dealers or underwriters; and sales "at the market" to or through a market maker or into an existing trading market or otherwise. Sales not covered by this prospectus may also be made pursuant to Rule 144 or another applicable exemption under the Securities Act of 1933. Shares may be sold at the market price of the common stock at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of shares.

- FEES AND EXPENSES. Court Square Capital will pay all brokerage fees and commissions and similar sale-related expenses. Under the terms of a registration rights agreement between us and Court Square Capital, we are paying certain legal, accounting and other expenses relating to the registration of the shares with the Securities and Exchange Commission.

- OUR COMMON STOCK is listed on the New York Stock Exchange under the symbol "FCS." On July 22, 2003, the last reported sale price of our common stock on the New York Stock Exchange was $13.00.

       BEFORE YOU INVEST, CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   Fairchild Semiconductor International, Inc.
                              82 Running Hill Road
                           South Portland, Maine 04106
                                 (207) 775-8100

                  The date of this prospectus is August 1, 2003

                                TABLE OF CONTENTS

                                                                               Page
                                                                               ----
ABOUT THIS PROSPECTUS.......................................................    2
FORWARD-LOOKING STATEMENTS..................................................    2
WHERE YOU CAN FIND MORE INFORMATION.........................................    3
INCORPORATION OF INFORMATION WE FILE WITH THE SEC...........................    3
FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC..................................    5
RISK FACTORS................................................................    5
USE OF PROCEEDS.............................................................   14
DIVIDEND POLICY.............................................................   14
THE SELLING STOCKHOLDER.....................................................   14
PLAN OF DISTRIBUTION........................................................   15
LEGAL MATTERS...............................................................   15
EXPERTS.....................................................................   15




                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission (SEC). The registration statement that contains this prospectus, and the exhibits to the registration statement, contain additional information about us and the shares that may be offered under this prospectus. You can read that registration statement at the SEC's web site (http://www.sec.gov) or at the SEC's office mentioned under the heading "Where You Can Find More Information."

                           FORWARD-LOOKING STATEMENTS

         This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. The statements contained in this prospectus that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

         We have used the words "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "plan", "predict", "project", "will" and similar terms and phrases, including references to assumptions, in this prospectus to identify forward-looking statements. These forward-looking statements are made based on our management's expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from the forward-looking statements:

         -        changes in demand for our products;

         -        changes in inventories at our customers and distributors;

         -        order cancellations or reduced bookings;

         -        acquisitions;

         - disruption of manufacturing, marketing and distribution activities because of the integration of acquired businesses;

         -        technological and product development risks;

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         -        changes in general economic and business conditions;

         -        changes in current pricing levels;

         - changes in political, social and economic conditions and local regulations;

         -        foreign currency fluctuations;

         -        reductions in sales to any significant customers;

         -        significant litigation;

         -        changes in sales mix;

         -        industry capacity;

         -        competition;

         -        loss of key customers;

         -        disruptions of established supply channels;

         -        manufacturing capacity constraints; and

         -        the availability, terms and deployment of capital.

         All of our forward-looking statements should be considered in light of these factors and the factors described under the heading "Risk Factors." We undertake no obligation to update any forward-looking statements to reflect new information, future events or otherwise, except as required by law.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference room and their copy charges.

         We have filed a registration statement on Form S-3 with the SEC covering sales of common stock under this prospectus. For more information about us and the common stock, you should refer to our registration statement, its exhibits and the documents that are "incorporated by reference" in the registration statement. Since this prospectus may not contain all the information that you may find important, you should review the full text of those documents.

                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

         We disclose important information to you in this prospectus by referring you to other documents and information that we have previously filed with the SEC. Those previously filed documents are said to be "incorporated by reference," which means that:

         -        incorporated documents are considered part of this prospectus;

         - we can disclose important information to you by referring you to those documents; and

         - information that we file with the SEC will automatically update and supersede this prospectus.

         We incorporate by reference the documents listed below that we have filed with the SEC under the Securities Exchange Act of 1934:

         - our annual report on Form 10-K for the fiscal year ended December 29, 2002;

         - our quarterly report on Form 10-Q for the fiscal quarter ended March 30, 2003;

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         -        our current reports on Form 8-K as filed with the SEC on
                  January 21, March 4, March 31, June 6, July 17 and July 23, 2003; and

         - the information set forth under the caption "Description of Registrant's Securities to be Registered" in amendment no. 1 to our registration statement on Form 8-A, filed with the SEC on May 16, 2003.

         We also incorporate by reference, and are deemed to disclose to you as of the dates of their filing with the SEC, each of the following documents that we file with the SEC after the date of the filing of the registration statement that includes this prospectus, until all the securities offered by this prospectus have been sold:

         - reports filed under Sections 13(a) and (c) of the Exchange Act, except for current reports on Form 8-K containing only Regulation FD disclosure furnished under Item 9, or Regulation G disclosure furnished under Item 12, of Form 8-K, and exhibits relating to such disclosures, unless otherwise specifically stated in the Form 8-K;

         - definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

         -        any reports filed under Section 15(d) of the Exchange Act.

         Any statement contained in this prospectus, including in a document that we incorporate by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or incorporated herein from a subsequently filed document modifies or supersedes such statement. Any statement that is so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded.

         We will provide, without charge, to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than the exhibits to that document, unless that exhibit is specifically incorporated by reference into the document that this prospectus incorporates. You may request a copy of any filings referred to above by contacting us at the following address:

                           Fairchild Semiconductor International, Inc.
                           82 Running Hill Road
                           South Portland, Maine 04106
                           Phone: (207) 775-8100
                           Attention: General Counsel

         You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement, as well as information that we have previously filed with the SEC and incorporated by reference, is accurate only as of the date such information was first filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates and we disclaim any obligation to update statements regarding them except as required by law.

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                   FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

         We are one of the largest independent semiconductor companies focused solely on multi-market products. Multi-market products are building block components that can be used in a wide range of applications and are found in virtually all electronic devices. We design, develop and market analog, discrete, interface and logic, non-volatile memory and optoelectronic semiconductors. We supply customers in a diverse range of end markets, including the computer, industrial, communications, consumer electronics and automotive industries. We are particularly strong in providing discrete and analog power management products, which address the growing requirement for portability and long battery life for computing and communication devices.

         Our principal executive offices are located at 82 Running Hill Road, South Portland, Maine 04106. Our telephone number at that address is (207) 775-8100. Our website can be visited at www.fairchildsemi.com. Information contained on our website is not part of this prospectus. We were incorporated in Delaware on March 10, 1997.

                                  RISK FACTORS

         Our business is subject to a number of risks and uncertainties. Among other things, these risks could cause actual results to differ materially from those expressed in forward-looking statements. You should carefully consider the risks described below before investing in our common stock. The risks described below are not the only ones facing us. Additional risks not currently known to us or that we currently believe are immaterial also may impair our business operations and financial condition.

THE PRICE OF OUR COMMON STOCK HAS FLUCTUATED WIDELY IN THE LAST YEAR AND MAY FLUCTUATE WIDELY IN THE FUTURE.

Our common stock, which is traded on The New York Stock Exchange, has experienced and may continue to experience significant price and volume fluctuations that could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in financial results, earnings below analysts' estimates and financial performance and other activities of other publicly traded companies in the semiconductor industry could cause the price of our common stock to fluctuate substantially. In addition, in recent periods, our common stock, the stock market in general and the market for shares of semiconductor industry-related stocks in particular have experienced extreme price fluctuations which have often been unrelated to the operating performance of the affected companies. Any similar fluctuations in the future could adversely affect the market price of our common stock.

DOWNTURNS IN THE HIGHLY CYCLICAL SEMICONDUCTOR INDUSTRY OR CHANGES IN END USER MARKET DEMANDS COULD REDUCE THE VALUE OF OUR BUSINESS.

The semiconductor industry is highly cyclical, and the value of our business may decline during the "down" portion of these cycles. Beginning in the fourth quarter of 2000 and continuing through most of 2001, we and the rest of the semiconductor industry experienced backlog cancellations and reduced demand for our products, resulting in significant revenue declines, due to excess inventories at computer and telecommunications equipment manufacturers and general economic conditions, especially in the technology sector. Although we believe the trough of this most recent cycle occurred in the third quarter of 2001, the semiconductor industry has yet to begin a significant recovery. We may experience renewed, possibly more severe and prolonged, downturns in the future as a result of such cyclical changes. Even as demand increases following such downturns, our profitability may not increase because of price competition that historically accompanies recoveries in demand. For example, in 2002, we sold approximately 7% more units than in 2001, yet our revenues were essentially unchanged. In addition, we may experience significant changes in our profitability as a result of variations in sales, changes in product mix, changes in end user markets and the costs associated with the introduction of new products. The markets for our products depend on continued demand for personal computers, cellular telephones and consumer electronics and automotive and industrial goods, and these end user markets may experience changes in demand that will adversely affect our prospects.

                                       5
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WE MAY NOT BE ABLE TO DEVELOP NEW PRODUCTS TO SATISFY CHANGES IN CONSUMER
DEMANDS.

Our failure to develop new technologies, or react to changes in existing technologies, could materially delay development of new products, which could result in decreased revenues and a loss of market share to our competitors. Rapidly changing technologies and industry standards, along with frequent new product introductions, characterize the semiconductor industry. Our financial performance depends on our ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. We may not successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner. Products or technologies developed by other companies may render our products or technologies obsolete or noncompetitive. Many of our competitors are larger, older and well established international companies with greater engineering and research and development resources than us. A fundamental shift in technologies in our product markets that we fail to identify or capitalize on relative to our competitors could have a material adverse effect on our competitive position within our industry.

OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD ADVERSELY AFFECT OUR FUTURE PERFORMANCE AND GROWTH.

Failure to protect our existing intellectual property rights may result in the loss of valuable technologies or having to pay other companies for infringing on or using their intellectual property rights. We rely on patent, trade secret, trademark and copyright law to protect such technologies. Some of our technologies are not covered by any patent or patent application, and we cannot assure you that:

         - the patents owned by us or numerous other patents which third parties license to us will not be invalidated, circumvented, challenged or licensed to other companies;

         - any of our pending or future patent applications will be issued within the scope of the claims sought by us, if at all.

In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in some countries.

We also seek to protect our proprietary technologies, including technologies that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors' rights agreements with our collaborators, advisors, employees and consultants. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of such research. Some of our technologies have been licensed on a non-exclusive basis from National Semiconductor, Samsung Electronics and other companies which may license such technologies to others, including our competitors. In addition, under a technology licensing and transfer agreement, National Semiconductor has limited royalty-free, worldwide license rights (without right to sublicense) to some of our technologies. If necessary or desirable, we may seek licenses under patents or intellectual property rights claimed by others. However, we cannot assure you that we will obtain such licenses or that the terms of any offered licenses will be acceptable to us. The failure to obtain a license from a third party for technologies we use could cause us to incur substantial liabilities and to suspend the manufacture or shipment of products or our use of processes requiring the technologies.

OUR FAILURE TO OBTAIN OR MAINTAIN THE RIGHT TO USE SOME TECHNOLOGIES MAY NEGATIVELY AFFECT OUR FINANCIAL RESULTS.

Our future success and competitive position depend in part upon our ability to obtain or maintain proprietary technologies used in our principal products, which is achieved in part by defending claims by competitors and others of intellectual property infringement. The semiconductor industry is characterized by claims of intellectual property infringement and litigation regarding patent and other intellectual property rights. These claims relate both to products and manufacturing processes. Even though we maintain procedures to avoid infringing others' rights as part of our product and process development efforts, we cannot assure you that we will be successful, or that others will agree that our products are non-infringing. We receive direct and indirect claims of intellectual property infringement (including offers to sell us licenses), have been involved in lawsuits, and could become subject to other lawsuits, in which it is alleged that we have infringed upon the patent or other intellectual property rights of other companies. Our involvement in existing and future intellectual property

                                       6
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litigation, or the costs of avoiding litigation by purchasing licenses rights or by other means, could result in significant expense to our company, adversely affecting sales of the challenged product or technologies and diverting the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor. In the event of an adverse outcome as a defendant in any such litigation, we may be required to:

         -        pay substantial damages;

         - indemnify our customers for damages they might suffer if the products they purchase from us violate the intellectual property rights of others;

         - stop our manufacture, use, sale or importation of infringing products;

         - expend significant resources to develop or acquire non-infringing technologies;

         -        discontinue manufacturing processes; or

         - obtain licenses to the intellectual property we are found to have infringed.

We cannot assure you that we would be successful in such development or acquisition or that such licenses would be available under reasonable terms. Any such development, acquisition or license could require the expenditure of substantial time and other resources.

WE MAY NOT BE ABLE TO CONSUMMATE FUTURE ACQUISITIONS OR SUCCESSFULLY INTEGRATE ACQUISITIONS INTO OUR BUSINESS.

We have made nine acquisitions of various sizes since we became an independent company in 1997, and we plan to pursue additional acquisitions of related businesses. We believe the semiconductor industry is going through a period of consolidation, and we expect to participate in this development. The costs of acquiring and integrating related businesses, or our failure to integrate them successfully into our existing businesses, could result in our company incurring unanticipated expenses and losses. In addition, we may not be able to identify or finance additional acquisitions or realize any anticipated benefits from acquisitions we do complete.

We are constantly pursuing acquisition opportunities and consolidation possibilities and are in various stages of due diligence or preliminary discussions with respect to a number of potential transactions, some of which would be significant. No material potential transactions are subject to a letter of intent or otherwise so far advanced as to make the transaction reasonably certain.

If we acquire another business, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Some of the risks associated with acquisitions include:

         - unexpected losses of key employees, customers or suppliers of the acquired company;

         - conforming the acquired company's standards, processes, procedures and controls with our operations;

         -        coordinating new product and process development;

         -        hiring additional management and other critical personnel;

         -        negotiating with labor unions; and

         - increasing the scope, geographic diversity and complexity of our operations.

In addition, we may encounter unforeseen obstacles or costs in the integration of other businesses we acquire.

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Possible future acquisitions could result in the incurrence of additional debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on our financial condition and operating results.

WE DEPEND ON SUPPLIERS FOR TIMELY DELIVERIES OF RAW MATERIALS OF ACCEPTABLE QUALITY. PRODUCTION TIME AND PRODUCT COSTS COULD INCREASE IF WE WERE TO LOSE A PRIMARY SUPPLIER OR IF A PRIMARY SUPPLIER INCREASED THE PRICES OF RAW MATERIALS. PRODUCT PERFORMANCE COULD BE AFFECTED AND QUALITY ISSUES COULD DEVELOP AS A RESULT OF A SIGNIFICANT DEGRADATION IN THE QUALITY OF RAW MATERIALS WE USE IN OUR PRODUCTS.

Our manufacturing operations depend upon obtaining adequate supplies of raw materials on a timely basis. Our results of operations could be adversely affected if we were unable to obtain adequate supplies of raw materials in a timely manner or if the costs of raw materials increased significantly. Results could also be adversely affected if there is a significant degradation in the quality of raw materials used in our products, or if the raw materials give rise to compatibility or performance issues in our products, any of which could lead to an increase in customer returns or product warranty claims. Although we maintain rigorous quality control systems, errors or defects may arise from a supplied raw material and be beyond our detection or control. We purchase raw materials such as silicon wafers, lead frames, mold compound, ceramic packages and chemicals and gases from a limited number of suppliers on a just-in-time basis. From time to time, suppliers may extend lead times, limit supplies or increase prices due to capacity constraints or other factors. In addition, we subcontract a portion of our wafer fabrication and assembly and test operations to other manufacturers, including Amkor, AUK, Enoch, Wooseok, SPS, NS Electronics (Bangkok) Ltd., Samsung Electronics, and ChipPAC. Our operations and ability to satisfy customer obligations could be adversely affected if our relationships with these subcontractors were disrupted or terminated.

DELAYS IN BEGINNING PRODUCTION AT NEW FACILITIES, EXPANDING CAPACITY AT EXISTING FACILITIES, IMPLEMENTING NEW PRODUCTION TECHNIQUES, OR IN CURING PROBLEMS ASSOCIATED WITH TECHNICAL EQUIPMENT MALFUNCTIONS, ALL COULD ADVERSELY AFFECT OUR MANUFACTURING EFFICIENCIES.

Our manufacturing efficiency is an important factor in our profitability, and we cannot assure you that we will be able to maintain our manufacturing efficiency or increase manufacturing efficiency to the same extent as our competitors. Our manufacturing processes are highly complex, require advanced and costly equipment and are continuously being modified in an effort to improve yields and product performance. Impurities or other difficulties in the manufacturing process can lower yields. We have begun initial production at a new assembly and test facility in Suzhou, China. We are transferring some production from subcontractors to this new facility. In addition, we are currently engaged in an effort to expand capacity at some of our manufacturing facilities. As is common in the semiconductor industry, we have from time to time experienced difficulty in beginning production at new facilities or in completing transitions to new manufacturing processes at existing facilities. As a consequence, we have suffered delays in product deliveries or reduced yields.

We may experience delays or problems in bringing our new factory in Suzhou, China or other new manufacturing capacity to full production. Such delays, as well as possible problems in achieving acceptable yields, or product delivery delays relating to existing or planned new capacity could result from, among other things, capacity constraints, construction delays, upgrading or expanding existing facilities or changing our process technologies, any of which could result in a loss of future revenues. Our operating results could also be adversely affected by the increase in fixed costs and operating expenses related to increases in production capacity if revenues do not increase proportionately.

MORE THAN HALF OF OUR SALES ARE MADE BY DISTRIBUTORS WHO CAN TERMINATE THEIR RELATIONSHIPS WITH US WITH LITTLE OR NO NOTICE. THE TERMINATION OF A DISTRIBUTOR COULD REDUCE SALES AND RESULT IN INVENTORY RETURNS.

Distributors accounted for 63% of our net sales for the three months ended June 29, 2003. Our top five distributors worldwide accounted for 17% of our net sales for the three months ended June 29, 2003. As a general rule, we do not have long-term agreements with our distributors and they may terminate their relationships with us with little or no advance notice. Distributors generally offer competing products. The loss of one or more of our distributors, or the decision by one or more of them to reduce the number of our products they offer or to carry the product lines of our competitors, could have a material adverse effect on our business, financial condition and results of operations. The termination of a significant distributor,

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whether at our or the distributor's initiative, or a disruption in the operations of one or more of our distributors, could reduce our net sales in a given quarter and could result in an increase in inventory returns.

THE SEMICONDUCTOR BUSINESS IS VERY COMPETITIVE, ESPECIALLY IN THE MARKETS WE SERVE, AND INCREASED COMPETITION COULD REDUCE THE VALUE OF AN INVESTMENT IN OUR COMPANY.

The semiconductor industry is, and the multi-market semiconductor product markets in particular are, highly competitive. Competitors offer equivalent or similar versions of many of our products, and customers may switch from our products to competitors' products on the basis of price, delivery terms, product performance, quality, reliability and customer service or a combination of any of these factors. Competition is especially intense in the multi-market semiconductor segment because it is relatively easier for customers to switch suppliers of more standardized, multi-market products like ours, compared to switching suppliers of more highly integrated or customized semiconductor products such as processors or system-on-a-chip products, which we do not manufacture. Even in strong markets, price pressures may emerge as competitors attempt to gain a greater market share by lowering prices. Competition in the various markets in which we participate comes from companies of various sizes, many of which are larger and have greater financial and other resources than we have and thus are better able to pursue acquisition candidates and can better withstand adverse economic or market conditions. In addition, companies not currently in direct competition with us may introduce competing products in the future.

WE MAY FACE PRODUCT WARRANTY OR PRODUCT LIABILITY CLAIMS THAT ARE
DISPROPORTIONATELY HIGHER THAN THE VALUE OF THE PRODUCTS INVOLVED.

Our products are typically sold at prices that are significantly lower than the cost of the equipment or other goods in which they are incorporated. For example, our products that are incorporated into a personal computer would be sold for several dollars, whereas the personal computer would be sold by the computer maker for several hundred dollars. Although we maintain rigorous quality control systems, we manufacture and sell approximately 16 billion individual semiconductor devices per year to customers around the world, and in the ordinary course of our business we receive warranty claims for some of these products that are defective or that do not perform to published specifications. Since a defect or failure in our product could give rise to failures in the goods that incorporate them (and consequential claims for damages against our customers from their customers), we may face claims for damages that are disproportionate to the revenues and profits we receive from the products involved. We attempt, through our standard terms and conditions of sale and other customer contracts, to limit our liability for defective products to obligations to replace the defective goods or refund the purchase price. Nevertheless, we receive claims for other charges, such as for labor and other costs of replacing defective parts, lost profits and other damages. In addition, our ability to reduce such liabilities may be limited by the laws or the customary business practices of the countries where we do business. And, even in cases where we do not believe we have legal liability for such claims, we may choose to pay for them to retain a customer's business or goodwill. Our results of operations and business could be adversely affected as a result of a significant quality or performance issue in our products, if we are required or choose to pay for the damages that result.

OUR INTERNATIONAL OPERATIONS SUBJECT OUR COMPANY TO RISKS NOT FACED BY DOMESTIC COMPETITORS.

Through our subsidiaries we maintain significant operations in the Philippines, Malaysia and South Korea and also operate facilities in China and Singapore. We are constructing another facility in China. We have sales offices and customers around the world. Almost three-quarters of our revenues in 2002 were from Asia. The following are risks inherent in doing business on an international level:

         -        economic and political instability;

         -        foreign currency fluctuations;

         -        transportation delays;

         -        trade restrictions;

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         -        work stoppages; and

         - the laws, including tax laws of, and the policies of the United States toward, countries in which we manufacture our products.

THE POWER DEVICE BUSINESS SUBJECTS OUR COMPANY TO RISKS INHERENT IN DOING BUSINESS IN KOREA, INCLUDING POLITICAL RISK, LABOR RISK AND CURRENCY RISK.

As a result of the acquisition of the power device business from Samsung Electronics in 1999, we have significant operations and sales in South Korea and are subject to risks associated with doing business there. Korea accounted for 21% of our revenue for the second quarter of 2003.

Relations between South Korea and North Korea have been tense over most of South Korea's history, and recent concerns over North Korea's nuclear capability, and relations between the United States and North Korea, have created a global security issue that may adversely affect Korean business and economic conditions. We cannot assure you as to whether or when this situation will be resolved or change abruptly as a result of current or future events. An adverse change in economic or political conditions in South Korea or in its relations with North Korea could have a material adverse effect on our Korean subsidiary and our company. And, in addition to other risks disclosed relating to international operations, some businesses in South Korea are subject to labor unrest.

Our power device business' sales are denominated primarily in U.S. dollars while a significant portion of its costs of goods sold and its operating expenses are denominated in South Korean won. Although we have taken steps to fix the costs subject to currency fluctuations and to balance won revenues and won costs, a significant change in this balance, coupled with a significant change in the value of the won relative to the dollar, could have a material adverse effect on our financial performance and results of operations. In addition, an unfavorable change in the value of the won could require us to write down our won-denominated assets.

WE ENTERED INTO A NUMBER OF SUPPLY AND SUPPORT CONTRACTS WITH SAMSUNG ELECTRONICS IN CONNECTION WITH OUR ACQUISITION OF ITS POWER DEVICE BUSINESS IN 1999, MOST OF WHICH HAVE NOW ENDED. ANY SIGNIFICANT DECREASE IN PURCHASES BY SAMSUNG ELECTRONICS COULD SUBSTANTIALLY REDUCE OUR FINANCIAL PERFORMANCE.

As a result of the acquisition of Samsung Electronics' power device business in 1999, we entered into numerous arrangements with Samsung Electronics, including arrangements relating to product sales, designation as a preferred vendor to affiliated Samsung companies and other services. Although most of these arrangements have expired, Samsung Electronics remains a significant customer, due in part to the historical relationship between the business we acquired and its former parents and affiliates. There can be no assurances that these relationships will continue at historical levels. Samsung Electronics (together with its affiliates) is our largest customer, accounting for approximately 11% of total sales during the second quarter of 2003. Any material reduction in the purchases of Samsung Electronics could have a material adverse effect on our results of operations.

A CHANGE IN FOREIGN TAX LAWS OR A DIFFERENCE IN THE CONSTRUCTION OF CURRENT FOREIGN TAX LAWS BY RELEVANT FOREIGN AUTHORITIES COULD RESULT IN US NOT RECOGNIZING THE BENEFITS WE ANTICIPATED IN CONNECTION WITH THE TRANSACTION STRUCTURE USED TO CONSUMMATE THE ACQUISITION OF THE POWER DEVICE BUSINESS.

The transaction structure we used for the acquisition of the power device business is based on assumptions about the various tax laws, including withholding tax, and other relevant laws of foreign jurisdictions. In addition, our Korean subsidiary was granted a ten-year tax holiday under Korean law in 1999. The first seven years are tax-free, followed by three years of income taxes at 50% of the statutory rate. In 2000, the tax holiday was extended such that the exemption amounts were increased to 75% in the eighth year and a 25% exemption was added to the eleventh year. If our assumptions about tax and other relevant laws are incorrect, or if foreign taxing jurisdictions were to change or modify the relevant laws, or if our Korean subsidiary were to lose its tax holiday, we could suffer adverse tax and other financial consequences or lose the benefits anticipated from the transaction structure we used to acquire that business.

WE PLAN TO SIGNIFICANTLY EXPAND OUR MANUFACTURING OPERATIONS IN CHINA AND, AS A RESULT, WILL BE INCREASINGLY SUBJECT TO RISKS INHERENT IN DOING BUSINESS IN CHINA, WHICH MAY ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE.

We have completed the first phase of an 800,000 square foot assembly and test facility in Suzhou, China, and began production there in July 2003. Although we expect a significant portion of our production from this new facility will be exported out of China, especially initially, we are hopeful that a significant portion of our future revenue will result from the Chinese markets in which our products are sold, and from demand in China for goods that include our products. In addition, since 2000 we have operated an optoelectronics manufacturing facility in Wuxi, China. Our ability to operate in China may be adversely affected by changes in that country's laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. In addition, our results of operations in China are subject to the economic and political situation there. We believe that our operations in China are in compliance with all applicable legal and regulatory requirements. However, there can be no assurance that China's central or local governments will not impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures. Changes in the political environment or government policies could result in revisions to laws or regulations or their interpretation and enforcement, increased taxation, restrictions on imports, import duties or currency revaluations. In addition, a significant destabilization of relations between China and the United States could result in restrictions or prohibitions on our operations or the sale of our products in China. The legal system of China relating to foreign trade is relatively new and continues to evolve. There can be no certainty as to the application of its laws and regulations in particular instances. Enforcement of existing laws or agreements may be sporadic and implementation and interpretation of laws inconsistent. Moreover, there is a high degree of fragmentation among regulatory authorities resulting in uncertainties as to which authorities have jurisdiction over particular parties or transactions.

OUR BUSINESS IS SUBJECT TO RISKS ASSOCIATED WITH SEVERE ACUTE RESPIRATORY SYNDROME (SARS), INCLUDING THE RISKS OF REDUCED DEMAND FOR OUR PRODUCTS AND THE RISK OF REDUCED PRODUCTION CAPACITY.

As described above, we operate a facility in Wuxi, China and are in the process of constructing a new assembly and test facility in Suzhou, China, near Shanghai, the first phase of which has been completed. Our sales headquarters for the Asia Pacific region are located in Hong Kong and we have sales and administrative offices in Beijing, Shanghai and Shenzhen, China as well as in Singapore and Taiwan. We also have significant facilities in Malaysia, the Philippines and South Korea. Although it now appears that SARS is under control, during the height of the crisis we restricted employee travel, resulting in reduced direct contacts with customers. We are continuing to monitor the effects of SARS on our business. SARS, its actual and perceived effects, or a renewed outbreak of the disease, and the general economic and other disruptions caused by SARS may lead to reduced demand for our products in China and the rest of Asia. In the second quarter of 2003, the Asian region, including Korea, accounted for 73% of our revenue. In addition, a SARS outbreak in one of our manufacturing facilities or the facility of a supplier could have an adverse effect on our operations if we are not able to address the lost production capacity that could result.

WE ARE SUBJECT TO MANY ENVIRONMENTAL LAWS AND REGULATIONS THAT COULD AFFECT OUR OPERATIONS OR RESULT IN SIGNIFICANT EXPENSES.

Increasingly stringent environmental regulations restrict the amount and types of pollutants that can be released from our operations into the environment. While the cost of compliance with environmental laws has not had a material adverse effect on our results of operations historically, compliance with these and any future regulations could require significant capital investments in pollution control equipment or changes in the way we make our products. In addition, because we use hazardous and other regulated materials in our manufacturing processes, we are subject to risks of liabilities and claims, regardless of fault, resulting from accidental releases, including personal injury claims and civil and criminal fines, any of which could be material to our cash flow or earnings. For example:

         - we currently are remediating contamination at some of our operating plant sites;

         - we have been identified as a potentially responsible party at a number of Superfund sites where we (or our predecessors) disposed of wastes in the past; and

         - significant regulatory and public attention on the impact of semiconductor operations on the environment may result in more stringent regulations, further increasing our costs.

Although most of our known environmental liabilities are covered by indemnities from Raytheon Company, National Semiconductor, Samsung Electronics and Intersil Corporation, these indemnities are limited to conditions that occurred prior to the consummation of transactions with those companies. Moreover, we cannot assure you that their indemnity obligations to us for the covered liabilities will be adequate to protect us.

WE MAY NOT BE ABLE TO ATTRACT OR RETAIN THE TECHNICAL OR MANAGEMENT EMPLOYEES NECESSARY TO REMAIN COMPETITIVE IN OUR INDUSTRY.

Our continued success depends on the retention and recruitment of skilled personnel, including technical, marketing, management and staff personnel. In the semiconductor industry, the competition for qualified personnel, particularly experienced design engineers and other technical employees, is intense, particularly in the "up" portions of our business cycle, when competitors may try to recruit our most valuable technical employees. There can be no assurance that we will be able to retain our current personnel or recruit the key personnel we require.

WE ARE A LEVERAGED COMPANY WITH A DEBT-TO-EQUITY RATIO AT JUNE 29, 2003 OF APPROXIMATELY 0.8 TO 1, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND LIMIT OUR ABILITY TO GROW AND COMPETE.

At June 29, 2003, we had total long-term debt of $852.7 million and a ratio of debt to equity of approximately 0.8 to 1. On June 19, 2003, we entered into a new credit facility that included a $300 million term B loan, the proceeds of which have been used to redeem our 10-3/8% Senior Subordinated Notes due 2007, as well as a $180 million revolving line of credit. Our substantial indebtedness could have important consequences. For example, it could

         - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

         - increase the amount of our interest expense, because certain of our borrowings (namely borrowings under our senior credit facility) are at variable rates of interest, which, if interest rates increase, could result in higher interest expense;

         - increase our vulnerability to general adverse economic and industry conditions;

         - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

         - restrict us from making strategic acquisitions, introducing new technologies or exploiting business opportunities;

         - make it more difficult for us to satisfy our obligations with respect to the instruments governing our indebtedness;

         - place us at a competitive disadvantage compared to our competitors that have less indebtedness; and

         - limit, along with the financial and other restrictive covenants in our debt instruments, among other things, our ability to borrow additional funds, dispose of assets or pay cash dividends. Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations.

DESPITE CURRENT INDEBTEDNESS LEVELS, WE MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE INDEBTEDNESS. INCURRING MORE INDEBTEDNESS COULD EXACERBATE THE RISKS DESCRIBED ABOVE.

We may be able to incur substantial additional indebtedness in the future. The indenture governing Fairchild Semiconductor Corporation's outstanding 5% Convertible Senior Subordinated Notes Due 2008 does not limit the amount of additional debt that we may incur. Although the terms of the indenture governing Fairchild Semiconductor Corporation's outstanding 10 1/2% Senior Subordinated Notes, and the credit agreement relating to the senior credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, additional indebtedness incurred in compliance with these restrictions could be substantial. The senior credit facility permits borrowings of up to $180.0 million in revolving loans, in addition to the outstanding $300.0 million term B loan that is currently outstanding under that facility. As of June 29, 2003, adjusted for outstanding letters of credit, we had up to $179.3 million available under the revolving loan portion of the senior credit facility. If new debt is added to our subsidiaries' current debt levels, the substantial risks described above would intensify.

WE MAY NOT BE ABLE TO GENERATE THE NECESSARY AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS, WHICH MAY REQUIRE US TO REFINANCE OUR INDEBTEDNESS OR DEFAULT ON OUR SCHEDULED DEBT PAYMENTS. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

Our historical financial results have been, and our future financial results are anticipated to be, subject to substantial fluctuations. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or at all, or that future borrowings will be available to us under our senior credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. In addition, because our senior credit facility has variable interest rates, the cost of those borrowings will increase if market interest rates increase. If we are unable to meet our expenses and debt obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or raise equity. We cannot assure you that we would be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations and impair our liquidity. Restrictions imposed by the credit agreement relating to our senior credit facility and the indenture governing Fairchild Semiconductor Corporation's 10 1/2% Senior Subordinated Notes restrict or prohibit our ability to engage in or enter into some business operating and financing arrangements, which could adversely affect our ability to take advantage of potentially profitable business opportunities.

The operating and financial restrictions and covenants in most of our debt instruments, such as the credit agreement relating to our senior credit facility and the indenture governing Fairchild Semiconductor Corporation's 10 1/2% Senior Subordinated Notes may limit our ability to finance our future operations or capital needs or engage in other business activities that may be in our interests. These debt instruments impose significant operating and financial restrictions on us that affect our ability to incur additional indebtedness or create liens on our assets, pay dividends, sell assets, engage in mergers or acquisitions, make investments or engage in other business activities. These restrictions could place us at a disadvantage relative to competitors not subject to such limitations.

In addition, the credit agreement governing our senior credit facility contains other and more restrictive covenants and limits us from prepaying our other indebtedness. The senior credit facility also requires us to maintain specified financial ratios. Our ability to meet those financial ratios can be affected by events beyond our control, and we cannot assure you that we will meet those ratios. As of June 29, 2003, we were in compliance with these ratios. A breach of any of these covenants, ratios or restrictions could result in an event of default under the senior credit facility. Upon the occurrence of an event of default under the senior credit facility, the lenders could elect to declare all amounts outstanding under the senior credit facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure the indebtedness. If the lenders under the senior credit facility accelerate the payment of the indebtedness, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and our other indebtedness.

                                 USE OF PROCEEDS

The common stock is being offered by Court Square Capital Limited, a wholly owned subsidiary of Citigroup Inc., for its own account. We will not receive any proceeds from the sale of common stock in this offering. We will pay certain legal, accounting and other expenses incidental to the sale of shares by the selling stockholder. These costs are estimated to be $40,275.

                                 DIVIDEND POLICY

We have never declared or paid dividends on our common stock. We currently do not intend to pay dividends on our common stock in the foreseeable future so that we may reinvest in our business. The payment of dividends, if any, in the future will be at the discretion of our board of directors.

                             THE SELLING STOCKHOLDER

The following table shows information known to us about the beneficial ownership of common stock of the selling stockholder before and after the offering covered by this prospectus. Percentages are based on the number of shares outstanding on June 29, 2003. Figures representing shares owned after the offering assume all shares offered will be sold.

                                              Shares owned before offering                 Shares owned after offering
                                              ----------------------------                 ---------------------------
                                                             Percentage of shares                        Percentage of shares
Name of selling stockholder             Number of shares          outstanding        Number of shares         outstanding
                                        ----------------     ---------------------   ----------------    ---------------------
Court Square Capital Limited               6,453,375*                5.5%                    0                    0%

-------------------------------------------------------
* As of the date of this prospectus; reflects sales made under Rule 144


Paul C. Schorr IV, an employee of Citigroup Venture Capital Equity Partners, which is also an affiliate of Court Square Capital, has been a member of our board of directors since 1997. In May and June, 2002, we completed a follow-on public stock offering in which the company sold 16,219,196 shares of common stock and Court Square Capital sold 6,000,000 of its then-existing shares. Smith Barney, an affiliate of Court Square Capital, was co-lead managing underwriter for that offering.

In connection with our formation in 1997, we, an affiliate of Court Square Capital which previously owned the shares now held by Court Square Capital, some of our key employees, and National Semiconductor Corporation, entered into a registration rights agreement. Pursuant to the registration rights agreement, upon the written request of Court Square Capital, we are required to prepare and file a registration statement with the SEC concerning the distribution of all or part of the shares held by Court Square Capital and use our best efforts to cause such registration statement to become effective. The registration statement that includes this prospectus has been filed as a result of such a request. Under the terms of the registration rights agreement, we will pay the fees and expenses associated with the filing of the registration statement, and we have agreed to indemnify and hold the selling stockholder harmless against certain liabilities under the Securities Act of 1933 that could arise in connection with the selling stockholder's sale of the shares covered by this prospectus. No other parties to the registration rights agreement are currently eligible to include shares in the registration covered by this prospectus and, upon the sale of all of the shares covered by this prospectus, no outstanding shares of our common stock will be subject to the registration rights agreement.

                              PLAN OF DISTRIBUTION

         The shares of common stock covered by this prospectus may be offered and sold from time to time by Court Square Capital. We will not receive any proceeds from this offering. The shares may be sold from time to time to purchasers directly by Court Square Capital.

         Alternatively, Court Square Capital may from time to time offer the shares through dealers or agents, who may receive compensation in the form of commissions from Court Square Capital, and/or the purchasers of the shares for whom they may act as agent. Court Square Capital and any dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 and any profit on the sale of the shares by them and any commissions received by such dealers or agents might be deemed to be underwriting commissions under the Securities Act of 1933.

         At a time a particular offer of the shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any dealers or agents and any commissions and other terms constituting compensation from Court Square Capital and any other required information. Shares may be sold at the market price of the common stock at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of shares.

         In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

         The shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such stock as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (c) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (d) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, including the New York Stock Exchange, for such shares; and (e) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by Court Square Capital may arrange for other broker-dealers to participate.

         Sales not covered by this prospectus may also be made pursuant to Rule 144 or another applicable exemption under the Securities Act of 1933.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered pursuant to this prospectus will be passed upon by Paul D. Delva, General Counsel of Fairchild Semiconductor International, Inc. Mr. Delva beneficially owns 3,520 shares of our common stock and holds vested options to purchase 27,712 shares of our common stock, unvested options to purchase 47,038 shares of our common stock and deferred stock units representing 1,334 shares of our common stock, all issued under the Fairchild Semiconductor Stock Plan.

                                     EXPERTS

         The consolidated financial statements of our company and its subsidiaries as of December 29, 2002 and December 30, 2001, and for the each of the years in the three-year period ended December 29, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The audit report of KPMG LLP covering the aforementioned consolidated financial statements refers to a change in the method of accounting for goodwill and other intangible assets as a result of adopting the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

         This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.